EXHIBIT 99.1

NEWS RELEASE

Contact: Martina Bar Kochva	48 South Service Road

Melville, NY 11747

(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS FIRST QUARTER RESULTS

Melville, New York, Monday, June 25, 2012…..Park Electrochemical Corp. (NYSE-PKE) reported net sales of $46,046,000 for the first quarter ended May 27, 2012 compared to net sales of $51,817,000 for the last year’s first quarter ended May 29, 2011.

Park reported net earnings of $4,933,000 for the first quarter ended May 27, 2012 compared to net earnings of $7,242,000 for the first quarter of last year.

Park reported basic and diluted earnings per share of $0.24 for the first quarter ended May 27, 2012 compared to basic and diluted earnings per share of $0.35 for last year’s first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (800) 599-9816 in the United States and Canada and (617) 847-8705 in other countries and the required passcode is 21589736.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Sunday, July 1, 2012. The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 44640456 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona and California. The Company also maintains R&D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

Performance table (in thousands, except per share amounts – unaudited):

	13 Weeks Ended
	5/27/12	5/29/11
Sales	$46,046	$51,817

Net Earnings	$4,933	$7,242

Basic and Diluted Earnings per Share	$0.24	$0.35

Weighted Average Shares Outstanding:
Basic	20,796	20,723
Diluted	20,849	20,820

Comparative balance sheets (in thousands):
	5/27/12	2/26/12
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$268,444	$268,785
Accounts Receivable, Net	27,511	23,533
Inventories	18,404	15,823
Other Current Assets	3,544	3,449
Total Current Assets	317,903	311,590

Fixed Assets, Net	37,956	38,695
Other Assets	16,008	15,703
Total Assets	$371,867	$365,988

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$9,255	$8,427
Accrued Liabilities	9,988	8,816
Income Taxes Payable	4,701	4,198
Total Current Liabilities	23,944	21,441

Deferred Income Taxes	1,062	1,062
Other Liabilities	274	274
Total Liabilities	25,280	22,777

Stockholders’ Equity	346,587	343,211

Total Liabilities and Stockholders' Equity	$371,867	$365,988

Equity per Share	$16.67	$16.50

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended
	5/27/12	5/29/11
Net Sales	$46,046	$51,817
Cost of Sales	33,070	35,848
%	71.8%	69.2%
Gross Profit	12,976	15,969
%	28.2%	30.8%
Selling, General and Administrative Expenses	7,056	7,550
%	15.3%	14.6%
Restructuring Charge[1]	11	-
%	0.0%	0.0%
Earnings from Operations	5,909	8,419
%	12.8%	16.2%
Other Income	198	221
%	0.4%	0.5%
Earnings before Income Taxes	6,107	8,640
%	13.3%	16.7%
Income Tax Provision	1,174	1,398
Effective Tax Rate	19.2%	16.2%
Net Earnings	4,933	7,242
%	10.7%	14.0%

1 Relates to previously announced closure of Park Advanced Composite Materials, Inc. in Waterbury, Connecticut.

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